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                             [LOGO OF NEURON DATA]

                                                                   EXHIBIT 10.15

                                             July 1, 1999

Joseph G. Masarich
5925 SW Delker Road
Tualatin, Oregon 97062

Dear Joe:


Neuron Data, Inc. (the "Company") is very pleased to extend this offer of employment to you to serve as the Company's Vice President, World Wide Sales, reporting to the CEO. Initially your responsibility will be North America, with our International operations reporting to me until April 21, 2000, unless I accelerate that date. We believe that you will be a tremendous addition to the Neuron Data team and we are all very excited about the prospect of you joining us. The terms and conditions of your employment, should you decide to accept our offer, are as follows:

 .    Compensation: Your annual rate of base salary will be $206,000, payable in
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     accordance with the Company's standard payroll practice for salaried employees.

 .    Commissions: You will be eligible to receive annual variable compensation
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     in the form of commissions equal to $100,000 if targeted quotas are met.
     The initial year's measurements will be based upon Neuron Data's North American Revenue Plan. Your FY 2000 Compensation Plan will include accelerators which will allow you to triple your commissions at 200% of plan.

 .    Other: You will be paid an amount of $80,000. Should you voluntarily leave
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     Neuron Data on or prior to July 8, 2000, you agree to reimburse Neuron Data for this amount.

 .    Stock Options: Following the commencement of your employment, we will
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     recommend to the Board of Directors that you receive an "incentive stock option" equal to 2.25% of the outstanding shares of the company after the current AA preferred series financing is completed in July. These shares will be granted in accordance with the Company's Stock Option Plan and Stock Option Agreement. In the event of change of control of the Company, vesting will accelerate to the extent of 50% of the unvested portion of the option on the closing date of the change of control, subject to a minimum aggregate vesting of two-thirds of the options.

 .    Benefits: During your employment, Neuron Data will provide you and your
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     eligible dependents with health benefits in accordance with the Company's health plan (summary attached). You will be entitled to time off in the amount of ten vacation days, increasing after three years per the Company policy, three personal days, and designated national holidays.

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 .    Proprietary Information and Inventions Agreement: You will be required, as
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     a condition to your employment with the Company, to enter into the
     Company's standard Employee Proprietary Information Agreement. Please have this completed by your first day of employment.

 .    Start Date: Your anticipated start date is Thursday, July 8, 1999.
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 .    Period of Employment: All employment with the Company is "at will", meaning
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     that either you or the Company will be entitled to terminate your employment with the Company, with or without cause, at any time. You understand and agree that only the Company President can enter into an agreement on any other terms and he or she can only do so in writing signed by him or her and you.

 .    Severance: Should your employment with the Company be terminated
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     involuntarily for other than cause or change of control, the Company will pay you severance in four monthly installments, the total amount equal to
     (i) four months salary payable at the rate of the annual base salary in effect for you at the time of such termination plus (ii) your commissions at 100% of plan, prorated for such four month period at the target rate in effect on the effective date of such termination, subject to agreements of non-compete and hiring restrictions. In addition, the Company will provide benefits continuation if needed for the four month period. Such payments will be made monthly for a period of four months or until you take a position with another company, whichever is sooner.

     Should your employment with the Company be terminated involuntarily for other than cause subsequent to a change of control, the Company will pay you severance in six monthly installments, the total amount equal to (i) six months salary payable at the rate of the annual base salary in effect for you at the time of such termination plus (ii) your commissions at 100% of plan, prorated for such six month period at the target rate in effect on the effective date of such termination, subject to agreements of non-compete and hiring restrictions. In addition, the Company will provide benefits continuation if needed for the six month period. Such payments will be made monthly for a period of six months or until you take a position with another company, whichever is sooner.

 .    Arbitration: Except with respect to matters for which injunctive relief is
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     sought pending arbitration under California law, all questions, disputes, and/or controversies that may arise out of or in connection with this agreement, arbitration shall be conducted in Mountain View, California, in accordance with the rules of the American Arbitration Association. Each party hereto shall select one arbitrator and the two arbitrators shall jointly select a third arbitrator. Each party agrees that the arbitrators may not award punitive damages for or against either party. The decision of a majority of the arbitrators shall be final and binding upon both parties, who hereby agree to comply therewith.

 .    In addition to the matters set forth above, the Company has personnel policies relating to the other terms and conditions of employment at the Company, and that though the Company may change these policies from time to time at its sole discretion, the voluntary "at will" nature of your employment will not be changed.

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We hope that you find the foregoing terms acceptable, and we look forward to your response to this offer. You may indicate your acceptance of employment by signing and dating the enclosed duplicate original of this letter and returning it to me by Wednesday, July 1, 1999. We believe that in your role as the Company's Vice President, World Wide Sales you will make a significant contribution to the Company's future success, and we look forward to welcoming you to the Neuron Data Team.


                                             Very truly yours,

                                             /s/ Thomas F. Kelly

                                             Thomas F. Kelly
                                             President & CEO


AGREED TO AND ACCEPTED BY:

/s/ Joseph G. Masarich                         7-1-99
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Joseph G. Masarich                           Date